Exhibit 99.1

PEOPLE’S COMMUNITY CAPITAL CORPORATION

FOR MORE INFORMATION, CALL
TOMMY B. WESSINGER, CEO or
THOMAS H. LYLES, PRESIDENT
AT (803) 641-0142

PEOPLE’S COMMUNITY CAPITAL CORPORATION REPORTS YEAR END EARNINGS

AIKEN, SOUTH CAROLINA, January 20, 2004 – – PEOPLE’S COMMUNITY CAPITAL CORPORATION (OTCBB:PPLM), holding company for PEOPLE’S COMMUNITY BANK, announced that for the three months ended December 31, 2003, net income increased to $307,558, or $0.27 per common share, compared to $300,095, or $0.26 per common share, for 2002. For the year ended December 31, 2003, net income was $1,128,924, or $0.98 per common share, compared to $1,022,563, or $0.89 per common share, for the same period in 2002, an increase of 10%. All per share amounts reflect an increase in outstanding shares resulting from a 5% stock dividend to be paid January 29, 2004, the fourth consecutive stock dividend.

Total assets for the company were $109.1 million at December 31, 2003, a 7% increase over the balance of $102.0 million at December 31, 2002. Net loans were $65.3 million, representing a 9% increase over last year-end’s balance of $59.9 million. Deposits were $93.2 million, an 8% increase over the December 31, 2002 balance of $86.7 million.

The company’s allowance for credit losses was increased by $34,000 for the quarter ending December 31, 2003, bringing the total annual provision to $112,000 and the ending reserve to $940,000, or 1.42% of loans. Total net charge-offs for the year were $11,921 compared to net charge-offs of $50,942 for 2002. There were no non-performing loans at December 31, 2003 or December 31, 2002.

People’s Community Capital Corporation is a bank holding company for People’s Community Bank of South Carolina in Aiken with three principal banking offices at 1715 Whiskey Road and 125 Park Avenue in Aiken and 518 Georgia Avenue in North Augusta. The Company’s stock is traded on the OTC Bulletin Board under the symbol PPLM. Internet banking is offered through the bank’s web site at www.pcbOnline.net.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, hanges in general economic conditions and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

PEOPLE’S COMMUNITY CAPITAL CORPORATION
Selected Financial Information
(In thousands, except per share data)

	Three Months ended December 31,		Years ended December 31,
Condensed Results of Operations	2003	2002	2003	2002

Interest income	$1,295	$1,288	$4,980	$5,219
Interest expense	267	396	1,286	1,684
Net interest income	1,028	892	3,694	3,535
Provision for possible loan losses	34	61	112	254
Non-interest income	226	353	1,062	1,164
Salaries and employee benefits expense	438	445	1,694	1,753
Occupancy and equipment expense	90	87	354	334
Other non-interest expense	231	227	906	845

Operating income before provision for taxes	461	425	1,690	1,513
Provision for income taxes	153	124	561	490

Net income	$308	$301	$1,129	$1,023

Income per share of common stock: (See note)
Basic	$0.27	$0.26	$0.98	$0.89
Diluted	$0.25	$0.24	$0.90	$0.83
Weighted average shares outstanding
Basic	1,142,310	1,153,428	1,146,683	1,151,332
Diluted	1,253,461	1,227,973	1,256,731	1,225,444

Other Data
Average interest-earning assets	$102,255	$95,665	$100,384	$88,880
Average interest-bearing liabilities	$80,444	$77,293	$79,817	$71,858
Net interest margin	4.02%	3.73%	3.68%	3.98%
Return on average equity - annualized	10.02%	10.46%	9.36%	9.29%
Return on average assets - annualized	1.14%	1.18%	1.06%	1.08%

	December 31,	December 31,
Selected Balance Sheet Data	2003	2002

Total Assets	$109,128	$102,015
Loans receivable, net	65,301	59,949
Federal funds sold	659	7,209
Short-term investments	1,721	1,989
Investment securities	35,257	25,404
Deposits	93,238	86,651
Shareholder's equity	12,366	11,645
Shareholder's equity per common share (See Note)	$10.86	$10.10

Loan allowance to loans and leases	1.42%	1.38%
Net loans to deposits	70.04%	69.18%

NOTE: Per share data has been adjusted to reflect the 5% stock dividends paid on 1/29/03 and payable on 1/29/04.